Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS ANNOUNCES THE APPOINTMENT OF WEI-WU HE,
PH.D., EXECUTIVE CHAIRMAN, TO THE ROLE OF CHIEF EXECUTIVE OFFICER

ROCKVILLE, Md. (April 2, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, the U.S., and throughout the world, announced that Wei-Wu He, Ph.D., Executive Chairman of CASI, has been appointed Chief Executive Officer. Dr. He will continue to serve as Chairman of the Board of Directors. Dr. He succeeds Ken K. Ren, Ph.D. who for personal reasons is stepping down from his role as Chief Executive Officer but will remain on the Company’s Board of Directors.

Prior to joining CASI as CEO, Dr. He had a very successful career building companies from early to revenue and profit stages. Most recent from his track record was serving as CEO of OriGene Technologies, Inc., which he co-founded and built into a profitable life science company that later merged with a publicly traded Chinese company, VICANBIO Cell & Gene Engineering Corp., Ltd. (SHA: 600645). Dr. He will continue in his role as Chairman of the Board of OriGene, and is also the founder and general partner of Emerging Technology Partners, LLC, a life sciences focused venture fund, and has been involved in funding over 60 biotech companies. In the earlier part of his career, Dr. He was one of the first few scientists at Human Genome Sciences, and prior to that, was a research fellow at Massachusetts General Hospital and Mayo Clinic. Dr. He is an author to 30 research publications and holder of over 32 issued patents.

“We are grateful for Ken’s dedication to CASI during the Company’s transition period and his role in the Company’s growth in China, the advancement of our pipeline and our fundraising initiatives,” said Dr. He.

Dr. He continued, “This is an exciting inflection point in CASI’s history and I look forward to working with our management team to build a revenue-driven commercial company, with EVOMELA® as the first product in our pipeline to launch this year. I am particularly excited to pursue additional products to complement our pipeline and therapeutic areas, while we concurrently advance our existing products to the market and serve our patients.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

About CASI Pharmaceuticals

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. (and recently transferred to Acrotech Biopharma LLC) for China regional rights. EVOMELA® was approved by the China National Medical Products Administration (NMPA) for commercialization in China. The NMPA also approved ZEVALIN® and MARQIBO®’s Clinical Trial Applications (CTAs) to conduct registration trials in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval from Sandoz, and an HBV ANDA from Laurus Labs. CASI has offices in Rockville, Maryland and has a wholly owned subsidiary in Beijing, China through which substantially all of our operations are conducted. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the National Medical Products Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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